Exhibit 107

Calculation of Filing Fees Tables

Form S-3

(Form Type)

indie Semiconductor, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value of $0.0001 per share	Rule 457	525,000	$6.24	$3,276,000.00	0.0001476	$483.54
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$3,276,000.00		$483.54
	Total Fee Offsets							-
	Net Fee Due							$483.54

(1)	This Registration Statement registers the resale of up to 525,000 shares of Class A common stock, par value $0.0001 per share (“Common Stock”) issued to the Selling Securityholder. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock as may be issuable as a result of a stock split, stock dividend or similar transaction with respect to the Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on March 18, 2024, in accordance with Rule 457(c) of the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.